Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363
RELEASE DATE: April 18, 2013	Colleen M. Brown Chief Financial Officer 412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND SECOND QUARTER EARNINGS

Monroeville, Pennsylvania — April 18, 2013 — Standard Financial Corp. (the “Company”) -  (NasdaqCM:  STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended March 31, 2013 of $721,000 or $0.24 per share compared to $782,000 or $0.25 per share for the quarter ended March 31, 2012.  The Company’s annualized return on average assets and average equity were 0.66% and 3.65%, respectively, for the quarter ended March 31, 2013 compared to 0.71% and 3.97%, respectively, for the quarter ended March 31, 2012.

For the six months ended March 31, 2013, net income was $1.5 million or $0.48 per share compared to $1.6 million or $0.51 per share for the six months ended March 31, 2012.  The Company’s annualized return on average assets and average equity were 0.68% and 3.71%, respectively, for the six months ended March 31, 2013 compared to 0.74% and 4.11%, respectively, for the six months ended March 31, 2012.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of May 1, 2013 and will be paid on May 15, 2013.

Timothy K. Zimmerman, President & CEO, stated, “We are pleased with the quarterly results given the very difficult operating environment.  The decrease in non-performing loans during the quarter is very encouraging.  Historically low interest rates and weak loan demand are continuing to create challenges to earnings.  Our focus remains on generating other sources of revenue, controlling expenses and increasing loan production.”

Net income for the quarter ended March 31, 2013 decreased $61,000 or 7.8% compared to the same quarter in the prior year.  The decrease was primarily the result of a decline in net interest income of $238,000 or 7.3% and an increase in noninterest expenses of $167,000 or 6.7% partially offset by a decrease in the provision for loan losses of $150,000 or 50.0% and an increase in noninterest income of $103,000 or 17.4% for the quarter ended March 31, 2013 compared to the same quarter in the prior year.

Net income for the six months ended March 31, 2013 decreased $138,000 or 8.6% compared to the same six months in the prior year.  The decrease was primarily the result of a decline in net interest income of $514,000 or 7.8% and an increase in noninterest expenses of $194,000 or 3.9% partially offset by a decrease in the provision for loan losses of $225,000 or 37.5% and higher noninterest income of $195,000 or 16.5% for the six months ended March 31, 2013 compared to the six months ended March 31, 2012.

Net interest income declined from $3.3 million and $6.6 million for the three and six months ended March 31, 2012, respectively, to $3.0 million and $6.1 million for the three and six months ended March 31, 2013, respectively. The decreases in net interest income for both periods resulted primarily from a lower yield on interest-earning assets partially offset by a lower cost of funds.

The provision for loan losses was $150,000 for the current quarter compared to $300,000 for the quarter ended March 31, 2012 and $375,000 for the six months ended March 31, 2013 compared to $600,000 for the six months ended March 31, 2012.  Non-performing loans at March 31, 2013 were $2.7 million or 0.96% of total loans compared to $4.0 million or 1.34% of total loans at September 30, 2012 and $4.4 million or 1.48% of total loans at March 31, 2012.

Noninterest income totaled $694,000 for the quarter ended March 31, 2013 compared to $591,000 for the quarter ended March 31, 2012 and $1.4 million for the six months ended March 31, 2013 compared to $1.2 million for the six months ended March 31, 2012.  The increases for both periods in noninterest income were due mainly to higher earnings on bank-owned life insurance, increased gains on loan and security sales, and higher service fee income.

Noninterest expenses totaled $2.7 million for the quarter ended March 31, 2013 compared to $2.5 million for the quarter ended March 31, 2012 and $5.1 million for the six months ended March 31, 2013 compared to $4.9 million for the six months ended March 31, 2012.  The increases for both periods were mainly in compensation and employee benefit costs resulting from expenses relating to stock based awards issued on July 26, 2012 and higher medical insurance costs.

Standard Financial Corp., with total assets of $436.3 million at March 31, 2013, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
OPERATIONS DATA:	2013	2012	2013	2012
Interest and Dividend Income	$3,996	$4,374	$8,054	$8,815
Interest Expense	962	1,102	1,980	2,227
Net Interest Income	3,034	3,272	6,074	6,588
Provision for Loan Losses	150	300	375	600
Net Interest Income after Provision for Loan Losses	2,884	2,972	5,699	5,988
Noninterest Income	694	591	1,380	1,185
Noninterest Expenses	2,679	2,512	5,124	4,930
Income before Income Tax Expense	899	1,051	1,955	2,243
Income Tax Expense	178	269	480	630
Net Income	$721	$782	$1,475	$1,613

Earnings Per Share - Basic and Diluted	$0.24	$0.25	$0.48	$0.51
Annualized Return on Average Assets	0.66%	0.71%	0.68%	0.74%
Annualized Return on Average Equity	3.65%	3.97%	3.71%	4.11%
Net Interest Spread	2.88%	3.02%	2.86%	3.06%
Net Interest Margin	3.01%	3.18%	3.00%	3.22%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
Total Assets	$436,302	$443,432
Cash and Cash Equivalents	13,792	18,774
Investment Securities	104,600	102,677
Loans Receivable, Net	283,617	291,113
Deposits	325,145	330,299
Borrowed Funds	31,863	30,081
Total Stockholders’ Equity	76,558	80,117

Book Value Per Share	$23.76	$23.02
Tangible Book Value Per Share	20.90	20.35

Allowance for Loan Losses to Total Loans	1.39%	1.51%
Non-Performing Assets to Total Assets	0.92%	1.00%
Non-Performing Loans to Total Loans	0.96%	1.34%